Exhibit 99.1

PHARMERICA CORPORATION

(UNAUDITED) CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE THREE MONTH PERIODS ENDED

	March 31, 2007			June 30, 2007			September 30, 2007
	KPS (1) (GAAP)	LTC (2) (Reconciliation)	Combined (3) (Non-GAAP)	KPS (1) (GAAP)	LTC (2) (Reconciliation)	Combined (3) (Non-GAAP)	PMC (4) (GAAP)	LTC (5) (Reconciliation)	Combined (6) (Non-GAAP)
Revenues	$174,704	$312,402	$487,106	$173,407	$306,669	$480,076	$377,533	$104,278	$481,811
Cost of goods sold	152,801	266,962	419,763	153,026	261,220	414,246	321,055	91,758	412,813

Gross profit	21,903	45,440	67,343	20,381	45,449	65,830	56,478	12,520	68,998
Selling, general and administrative expenses	17,708	39,824	57,532	18,700	39,154	57,854	48,266	9,494	57,760

Operating income (loss)	4,195	5,616	9,811	1,681	6,295	7,976	8,212	3,026	11,238
Integration, merger related expenses and other charges	3,303	—	3,303	2,392	—	2,392	46,828	314	47,142
Interest (income) expense, net	(3)	(2)	(5)	(5)	(3)	(8)	3,064	—	3,064

Income (loss) before income taxes	895	5,618	6,513	(706)	6,298	5,592	(41,680)	2,712	(38,968)
Provision (benefit) for income taxes	354	2,283	2,637	(277)	2,601	2,324	(14,686)	1,085	(13,601)

Net income (loss)	$541	$3,335	$3,876	$(429)	$3,697	$3,268	$(26,994)	$1,627	$(25,367)

Statistical data:
Number of customer licensed beds at the end of the period	103,326	237,405	340,731	102,471	238,672	341,143	104,639	237,538	342,177
Number of prescriptions dispensed per period	3,441	6,791	10,232	3,470	6,659	10,129	3,407	4,391	7,798
Adjusted EBITDA Reconciliation:
Net income	$541	$3,335	$3,876	$(429)	$3,697	$3,268	$(26,994)	$1,627	$(25,367)
Adjustments:
Interest expense (income), net	(3)	(2)	(5)	(5)	(3)	(8)	3,064	—	3,064
Integration, merger related expenses and other charges	3,303	—	3,303	2,392	—	2,392	46,828	314	47,142
Change in accounting estimate	—	—	—	—	—	—	(3,102)	—	(3,102)
Provision (benefit) for income taxes	354	2,283	2,637	(277)	2,601	2,324	(14,686)	1,085	(13,601)
Depreciation and amortization expense	2,816	3,751	6,567	2,760	3,595	6,355	5,879	1,132	7,011

Adjusted EBITDA	$7,011	$9,367	$16,378	$4,441	$9,890	$14,331	$10,989	$4,158	$15,147

(1)	Amounts reflect the historical operating results of KPS for the period presented.
(2)	Amounts reflect the reconciliation of historical operating results of LTC for the periods presented to Non-GAAP.
(3)	Amounts reflect the historical operating results of KPS and reconciliation of the historical operating results of LTC for the periods presented on a combined basis. Combined financial statements are reflected as Non-GAAP as the necessary adjustments for consolidation for periods presented have not been performed for this presentation.
(4)	Amounts reflect the KPS third quarter operating results and the operating results of LTC for the periods of August 2007 and September 2007 and reported as PharMerica Corporation.
(5)	Amounts reflect the reconciliation of LTC operating results for the one month of July 2007 to Non-GAAP.
(6)	Amounts reflect the operating results of PharMerica Corporation for the three months ended September 30, 2007 and results of LTC for the one month period of July 2007 as Non-GAAP.